SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549



                                 FORM 8-K

                               CURRENT FORM



                Pursuant to Section 13 or 15(D) of the

                  Securities Exchange Act of 1934
    Date of Report (Date of earliest event reported): April 23, 2003



                        NewMil Bancorp, Inc.
       (Exact name of registrant as specified in its charter)



            Delaware                 0-16455           06-1186389

   (State or other jurisdiction    (Commission       (I.R.S. Employer
         of incorporation)         File Number)     Identification No.)





   19 Main Street, P.O. Box 600, New Milford, CT            06776
     (Address of principal executive offices)             (Zip code)

                              (860) 355-7600
          (Registrant's telephone number, including area code)




                                    N/A
      (Former name or former address, if changed since last report)






















ITEM 5     Other Events
           ------------

           In a press release attached to this 8-K as Exhibit 1, the

           Company announced quarterly earnings and a new share repurchase program.






                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           NEWMIL BANCORP, INC.

                          Registrant


April 23, 2003            By:     /s/  B. Ian McMahon

                         -------------------------
                               B. Ian McMahon
                          Its: Senior Vice President







April 23, 2003                                For Immediate Release



         NewMil Bancorp Reports 11% Increase in Earnings Per Share for FirstQuarter 2003 Announces $0.15 Quarterly Dividend
                 Announces New Stock Repurchase Program

















New Milford, CT-(April 23, 2003) The Board of Directors of NewMil
Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its first quarter ended March 31, 2003.

Diluted earnings per share increased 11% to 41 cents for the first quarter ended March 31, 2003 from 37 cents for the quarter ended
March 31, 2002.

Net income increased 6% to $1.8 million for the first quarter of 2003,
compared with $1.7 million for the quarter ended March 31, 2002.   The
increase was achieved through a variety of factors, the most important of which was an increase in average earning assets of $46 million, offset by a 36 basis point decrease in the net interest margin to 3.94% from 4.30% in 2002. The increase in earning assets is due to internal growth. Non-interest expense decreased $237,000, or 5%, for the first quarter of 2003, primarily due to lower marketing, professional fees, and other operating expenses, offset by increased compensation costs during the period. The return on average shareholders' equity was 13% for the first quarter.

Francis J. Wiatr, NewMil's Chairman, President and CEO, noted, "We are very pleased with our results for the quarter. Our market share position has continued to increase as deposits grew $5 million, or 1%, for the first three months of 2003 after a 15% increase for all of 2002. The national economy has remained lackluster due to the combined effects of the war along with the uncertainty of the underlying strength of economic fundamentals. The continued low interest rate environment has sustained good activity in residential markets and has provided a unique period for small business to take on projects which will contribute to economic growth in the long run."

"We are confident that the continued successful execution of our strategic objectives will provide additional long term value to our shareholders. We are pleased with the market share gains we are making and we are poised to continue to further develop our franchise in southern Fairfield county around our current success in Norwalk. We remain optimistic about future earnings prospects and our strong position in Connecticut's Litchfield and northern Fairfield county marketplace."

At March 31, 2003 NewMil had total assets of $685 million, up $24 million since December 31, 2002. For the three month period deposits grew
$5 million, or 1%, to $553 million. At March 31, 2003 book value and tangible book value per common share were $13.01 and $10.91, respectively, and tier 1 leverage and total risk-based capital ratios were 7.71% and 14.30%, respectively.

The Board also announced a quarterly dividend of 15 cents per common share payable on May 15, 2003 to shareholders of record on April 30, 2003.

The Board also announced that NewMil intends to repurchase 5% of its currently issued and outstanding common stock over the next 18 months in open market transactions, including block purchases, for general corporate purposes.

Since 1995 NewMil has successfully completed nine buy back programs totaling in excess of 1.7 million shares, including the most recently announced 5% program of August 14, 2002.

Francis J. Wiatr, Chairman, President and CEO, said, "The Board feels that NewMil stock is an attractive investment, and that our capital position and earnings are sufficient to fund near term growth expectations, thereby enabling us to continue the share repurchase program."

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 19 full-service banking offices and one special needs branch.

Financial highlights are attached.

                                -------------

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.













                NewMil Bancorp, Inc. and Subsidiary
               SELECTED CONSOLIDATED FINANCIAL DATA
         (in thousands except ratios and per share amounts)


                                                  Three month
                                                 period ended
                                                   March 31
STATEMENT OF INCOME                           2003        2002
                                              ----        ----

Interest and dividend income                  $8,739      $9,444
Interest expense                               2,778       3,435
Net interest income                            5,961       6,009
Provision for loan losses                        -           -
Non-interest income
  Service fees on deposit accounts               547         558
  Gains on sales of mortgage loans                72         161
  Other non-interest income                      206         169
  Total non-interest income                      825         888
Non-interest expense
  Compensation                                 2,345       2,259
  Occupancy and equipment                        717         653
  Postage and telecommunication                  133         146
  Professional services, Collection & OREO       173         249
  Printing and office supplies                    98         130
  Marketing                                       45         158
  Service Bureau EDP                             107          94
  Amortization of intangible assets               61          72
  Other                                          453         608
  Total non-interest expense                   4,132       4,369
Income before income taxes                     2,654       2,528
Provision for income taxes                       827         811
Net income                                     1,827       1,717


Per common share
Diluted earnings                               $0.41       $0.37
Basic earnings                                  0.43        0.39
Cash dividends                                  0.150       0.125


Statistical data
Net interest margin                             3.94%       4.30%
Efficiency ratio                               60.89       63.35
Return on average assets                        1.11        1.13
Return on average common
  shareholders' equity                         13.44       13.40
Weighted average equivalent
  common shares outstanding, diluted           4,450       4,597













              NewMil Bancorp, Inc. and Subsidiary
             SELECTED CONSOLIDATED FINANCIAL DATA
       (in thousands except ratios and per share amounts)

                                 March 31,    March 31,    December 31,
FINANCIAL CONDITION                2003         2002           2002
                                 ---------    ---------    ------------

Total assets                      $685,163     $613,666       $661,595
Loans, net                         389,544      331,732        347,215
Allowance for loan losses            5,249        5,488          5,250
Securities                         197,432      214,785        197,661
Cash and cash equivalents           65,878       35,924         84,790
Intangible assets                    8,882        9,233          8,943
Deposits                           553,480      495,342        548,806
Federal Home Loan Bank advances     53,040       51,049         45,077
Repurchase agreements                7,395        9,482          7,392
Company obligated, mandatorily
  redeemable securities              9,701          -              -
Shareholders' equity                55,003       50,614         54,236
Non-performing assets                1,438        1,500          1,535
Deposits
  Demand (non-interest bearing)    $46,263     $ 38,554        $46,750
  NOW accounts                      71,514       67,892         71,586
  Money market                     149,921      132,001        144,288
  Savings and other                 82,407       73,179         79,811
  Certificates of deposit          203,375      183,716        206,371
  Total deposits                   553,480      495,342        548,806


Per common share
Book value                          $13.01       $11.55         $12.77
Tangible book value                  10.91         9.44          10.70


Statistical data
Non-performing assets to total
  assets                              0.21%        0.24%          0.23%
Allowance for loan losses to
  total loans                         1.33         1.63           1.49
Allowance for loan losses to
  non-performing loans              365.02       396.53         342.02
Common shareholders' equity to
  assets                              8.03         8.25           8.20
Tangible common shareholders'
  equity to assets                    6.73         6.74           6.85
Tier 1 leverage capital               7.71         6.61           6.13
Total risk-based capital             14.30        12.46          12.14
Common shares outstanding, net
  (period end)                       4,229        4,382          4,235
